CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated May 23, 2024, with respect to the financial statements of Allspring Discovery Innovation Fund, Allspring Utility and Telecommunications Fund, and the consolidated financial statements of Allspring Precious Metals Fund, three of the funds comprising Allspring Funds Trust, as of March 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
July 23, 2024